CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 annual reports to shareholders of Invesco Charter Fund, Invesco Constellation Fund, Invesco Disciplined Equity Fund, Invesco Summit Fund and Invesco Diversified Dividend Fund, the five funds constituting AIM Equity Funds (Invesco Equity Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 25, 2013